Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Reliance Steel & Aluminum Co. Master 401(k) Plan, the Earle M. Jorgensen Retirement Savings Plan, and the Precision Strip Retirement and Savings Plan of our reports (a) dated February 28, 2007, with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co., Reliance Steel & Aluminum Co. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2006 and (b) dated September 25, 2006 with respect to the financial statement (statement of net assets available for benefits as of March 31, 2006) of the Earle M. Jorgensen Retirement Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
November 6, 2007

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